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                                                                     Exhibit 5.1


                   [LETTERHEAD OF SIMPSON THACHER & BARTLETT]











                                                      , 1999





WILLIS CORROON CORPORATION
WILLIS CORROON GROUP LIMITED
WILLIS CORROON PARTNERS
c/o Willis Corroon Group Limited
      Ten Trinity Square
      London EC3P 3AX

Ladies and Gentlemen:


          We have acted as special U.S. counsel to Willis Corroon Corporation, a Delaware corporation (the "Issuer"), and to Willis Corroon Group Limited, a company with limited liability organized under the laws of England and Wales ("WCG"), and Willis Corroon Partners, a Delaware general partnership ("USGP", and together with WCG, the "Guarantors"), in connection with the Registration Statement on Form F-4 (the "Registration Statement") filed by the Issuer and the Guarantors with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the issuance by the Issuer of $550,000,000 aggregate principal amount of its 9% Senior Subordinated Notes due 2009 (the "Exchange Notes") and the issuance by the Guarantors of guarantees (the "Guarantees") with respect to the Exchange Notes. The Exchange Notes and the Guarantees thereof will be issued under an Indenture, dated as of February 2, 1999 (the



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WILLIS CORROON CORPORATION
WILLIS CORROON GROUP LIMITED
WILLIS CORROON PARTNERS                -2-                                , 1999


"Indenture"), among the Issuer, the Guarantors and The Bank of New York, as Trustee. The Exchange Notes will be offered by the Issuer in exchange (the "Exchange Offer") for $550,000,000 aggregate principal amount of its outstanding 9% Senior Subordinated Notes due 2009 (the "Notes").

          We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, the originals, duplicates or certified or conformed copies of such corporate records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion we have relied upon certificates of public officials and officers and representatives of the Issuer and the Guarantors.

          In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the due organization and valid existence of USGP, the due authorization, execution and delivery of the Indenture by USGP, that all necessary partnership action has been taken by USGP to approve the terms of the Indenture and its Guarantee, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.


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WILLIS CORROON CORPORATION
WILLIS CORROON GROUP LIMITED
WILLIS CORROON PARTNERS                -3-                                , 1999


          In rendering the opinions set forth below, we have also assumed that
(1) WCG is validly existing under the laws of England and Wales and has duly authorized, executed and delivered the Indenture in accordance with its Memorandum and Articles of Association and the laws of England and Wales, (2) all necessary corporate action has been taken by WCG to approve the terms of the Indenture and its Guarantee, (3) the execution, delivery and performance by WCG of the Indenture do not violate the laws of England and Wales or any other applicable laws (excepting the laws of the State of New York and the federal laws of the Untied States) and (4) the execution, delivery and performance by WCG of the Indenture do not constitute a breach or violation of any agreement or instrument which is binding upon WCG.

          Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

          1. When the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange for Notes pursuant to the Exchange Offer, the Exchange Notes will constitute valid and legally binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

          2. When the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange for Notes pursuant to the Exchange Offer, the Guarantees will constitute valid and legally binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

          Our opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws


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WILLIS CORROON CORPORATION
WILLIS CORROON GROUP LIMITED
WILLIS CORROON PARTNERS                -4-                                , 1999


relating to or affecting creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors' rights.

          We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law.

          We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                                             Very truly yours,


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                                             SIMPSON THACHER & BARTLETT